CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 8 to Registration Statement No. 333-89775 on Form N-1A of our report dated January 19, 2007, relating to the financial statements and financial highlights of BlackRock Focus Twenty Fund, Inc. (the “Fund”) and of our report dated January 19, 2007, relating to the financial statements and financial highlights of Master Focus Twenty Trust (the “Trust”), both appearing in the corresponding Annual Reports on Form N-CSR of the Fund and of the Trust for the year ended November 30, 2006, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Princeton, New Jersey

March 26, 2007